EXHIBIT (d)(35)

ADDENDUM TO ADVISORY AGREEMENT

The Advisory Agreement made the 9th day of November, 1987, and subsequently amended on January 17, 1989, January 4, 1994, August 15, 1994, November 20, 1995, December 18, 1998, December 15, 1999, January 28, 2000, August 14, 2000, and December 27, 2000 between the PACIFIC SELECT FUND (the “Fund”), a Massachusetts business trust, and PACIFIC LIFE INSURANCE COMPANY (the “Adviser”), a corporation organized under the laws of California, (the “Agreement”) is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement (“Addendum”), which is made this 21st day of September 2001.

WITNESSETH:

WHEREAS, the Fund is authorized to issue an unlimited number of shares of beneficial interest (“Beneficial Interest”) in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Fund currently consists of thirty-one series designated as the Money Market Portfolio, Managed Bond Portfolio, High Yield Bond Portfolio, Inflation Managed Portfolio, Small-Cap Equity Portfolio, Equity Income Portfolio, Multi-Strategy Portfolio, International Value Portfolio, Equity Index Portfolio, Growth LT Portfolio, Equity Portfolio, Emerging Markets Portfolio, Aggressive Equity Portfolio, Mid-Cap Value Portfolio, Large-Cap Value Portfolio, Small-Cap Index Portfolio, REIT Portfolio, Diversified Research Portfolio, International Large-Cap Portfolio, I-Net Tollkeeper Portfolio, Strategic Value Portfolio, Focused 30 Portfolio, Blue Chip Portfolio, Aggressive Growth Portfolio, Financial Services Portfolio, Health Sciences Portfolio, Technology Portfolio, Telecommunications Portfolio, Capital Opportunities Portfolio, Mid-Cap Growth Portfolio and Global Growth Portfolio (each referred to as a “Series” in the Agreement, and hereinafter referred to as a “Portfolio”); and

WHEREAS, the Fund desires to amend Section six (6) (“Compensation”) of the Agreement under the provisions set forth in the Agreement and in the Amendment;

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

1.	Section six (6) (“Compensation”) of the Agreement is amended by replacing the first paragraph with the following language:

“6. Compensation. For the services provided and the expenses borne by the Adviser pursuant to this Agreement, the Fund will pay to the Adviser a fee at an annual rate on the Money Market Portfolio of .40% of the first $250 million of the average daily net assets of the Portfolio, .35% of the next $250 million of the average daily net assets of the Portfolio, and .30% of the average daily net assets of the Portfolio in excess of $500 million; on the Managed Bond, High Yield Bond and Inflation Managed Portfolios of .60% of the average daily net assets of the Portfolios; on the Small-Cap Equity, Equity Income, Equity and Multi-

Strategy Portfolios of .65% of the average daily net assets of the Portfolios; on the Growth LT Portfolio of .75% of the average daily net assets of the Portfolio; on the Large-Cap Value, International Value and Mid-Cap Value Portfolios of .85% of the average daily net assets of the Portfolios; on the Equity Index Portfolio of .25% of the average daily net assets of the Portfolio; on the Emerging Markets, REIT, Global Growth, Technology, Financial Services, Telecommunications and Health Sciences Portfolios of 1.10% of the average daily net assets of the Portfolios; on the Aggressive Equity and Capital Opportunities Portfolios of .80% of the average daily net assets of the Portfolios; on the Small-Cap Index Portfolio of .50% of the average daily net assets of the Portfolio; on the Diversified Research and Mid-Cap Growth Portfolios of .90% of the average daily net assets of the Portfolios; on the International Large-Cap Portfolio of 1.05% of the average daily net assets of the Portfolio; on the I-Net Tollkeeper Portfolio of 1.40% of the average daily net assets of the Portfolio; on the Strategic Value, Focused 30 and Blue Chip Portfolios of 0.95% of the average daily net assets of the Portfolios; and on the Aggressive Growth Portfolio of 1.00% of the average daily net assets of the Portfolios. This fee shall be computed and accrued daily and paid monthly.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below on the date written above.

PACIFIC SELECT FUND

Attest:	/s/ Audrey L. Milfs	By:	/s/ Thomas C. Sutton

Name:	Audrey L. Milfs	Name:	Thomas C. Sutton
Title:	Secretary	Title:	Chairman of the Board & Trustee

PACIFIC LIFE INSURANCE COMPANY

Attest:	/s/ Audrey L. Milfs	By:	/s/ Thomas C. Sutton

Name:	Audrey L. Milfs	Name:	Thomas C. Sutton
Title:	Secretary	Title:	Chairman of the Board & Chief Executive Officer